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                               EXHIBIT NO. 11.01

                   OCCUPATIONAL HEALTH + REHABILITATION INC
                       COMPUTATION OF EARNINGS PER SHARE

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                                                                        Quarter Ended June 30            Year-to-Date June 30
                                                                      --------------------------------------------------------
                                                                        1997             1996            1997            1996
                                                                      --------------------------------------------------------
PRIMARY

  Weighted average common stock outstanding during
    the period..................................................       1,571,979        888,719       1,569,203         785,053
                                                                      ----------     ----------     -----------     -----------
  Total.........................................................       1,571,979        888,719       1,569,203         785,053
                                                                      ==========     ==========     ===========     ===========
Net loss........................................................      $ (368,473)    $ (302,692)    $(1,022,252)    $  (660,221)
Less: Accretion of  preferred stock redemption
  value.........................................................          (3,868)             0          (9,026)              0
                                                                      ----------     ----------     -----------     -----------
  Net loss available to common stock............................      $ (372,341)    $ (302,692)    $(1,031,278)    $  (660,221)
                                                                      ==========     ==========     ===========     ===========
  Net loss per share............................................      $    (0.24)    $    (0.34)    $     (0.66)    $     (0.84)
                                                                      ==========     ==========     ===========     ===========

FULLY DILUTED

Weighted average common stock outstanding during

    the period..................................................       1,571,979        888,719       1,569,203         785,053

  Plus:  Incremental shares from assumed conversions

    Series A preferred stock....................................       1,416,667              0       1,416,667               0

    Convertible subordinated debt...............................          25,000              0          16,436               0
                                                                      ----------     ----------     -----------     -----------
  Adjusted weighted average shares..............................       3,013,646        888,719       3,002,306         785,053
                                                                      ==========     ==========     ===========     ===========
    Net loss....................................................       $(372,341)    $ (302,692)    $(1,031,278)    $   660,221)

  Interest expense on convertible subordinated debt.............           3,125              0           4,167               0
                                                                      ----------     ----------     -----------     -----------
  Adjusted net loss available to common stock...................      $ (369,216)    $ (302,692)    $(1,027,111)      $(660,221)
                                                                      ==========     ==========     ===========     ===========
  Loss per share - fully diluted................................      $    (0.12)    $    (0.34)    $     (0.34)    $     (0.84)

NOTES: THE EFFECT OF OPTIONS AND WARRANTS IS NOT CONSIDERED AS IT WOULD BE ANTIDILUTIVE.
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